EXHIBIT 6
LETTER

31 March 2024

Anghami Inc.
WeWork Hub71
16th Floor, Al-Khatem Tower
Abu Dhabi UAE

ATTENTION: Elie Habib

Send by email only: elie@anghami.com

Dear Elie

Update on Closing

I wish to formally confirm certain matters associated with the upcoming closing date for the acquisition of the majority stake in Anghami Inc by OSN Streaming Limited as envisaged by the Transaction Agreement between the Parties dated 21 November 2023 (***Transaction Agreement***).

Pursuant to clause 2.04 of the Transaction Agreement, the default position is that Closing takes place on the 14th Business Day following the first day on which the last of the conditions to the obligations set out in the Transaction Agreement are satisfied. However, the Parties are entitled to agree in writing on an alternate time and date for Closing to take place (***Closing Date***).

Following our continued discussions on the matter, I confirm that we have agreed that the Closing Date will (subject to any unforeseen regulatory delays) be 1 April 2024.

For the purposes of Schedule B of the Transaction Agreement, this is one Business Day after the end of the month. However, for the greater benefit of the wider transaction agreement and any ancillary agreements, we have mutually agreed to treat the month of April as a full month. This means there will be no pro rata reduction in any fees payable by **either Party** to the other in relation to the Closing Date itself, being 1 April 2024. In particular, the Parties have agreed:

- the Cash Contribution will remain at USD 38m (noting that USD 5m of that Cash Contribution was advanced to Anghami upon the signing of the Transaction Agreement) despite the fact that, under Schedule B, this is the value set for a Closing on 31 March 2024;
- OSN Streaming Limited, or its affiliates, will assign the accounts receivable listed on the attached schedule as part of the agreed working capital transfer of USD 3.5m to be collected for the benefit of Anghami or its affiliates; and
- the ancillary documents will reflect the full value attributed to April, as if content and services were provided and in place on and from 12:01am on 1 April 2024.

I know that we both agree that this adjustment will allow the Parties to complete the requisite documentation and fulfil their financial obligations in an efficient manner, without being sidetracked by the need to coordinate and approve minor financial adjustments across multiple agreements.

Finally, in accordance with the provisions of Schedule B of the Transaction Agreement, and noting that SRMG is being treated as having waived their second USD 5m equity participation right notwithstanding that this has not been formally received from SRMG, the Parties have agreed that the number of shares of Company Common Stock to be issued by Anghami, Inc. to OSN Streaming Limited (our nominated group entity) on 1 April 2024 will be **36,985,507**.

OSN Streaming Limited
An exempted company incorporated in the Cayman Islands with incorporation number 404857
PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands

It's fantastic to see both teams working hard to wrap up all the remaining tasks. I have no doubt that we'll be able to successfully reach the finish line. Can you please now confirm your agreement to the above, of behalf of Anghami Inc., by signing and returning the letter. Please let me know if you have any questions. On behalf of OSN Streaming Ltd By: ~ •. Name: ~CC.. \C-A.1,,u ieA.(l:,,Aw . Date: -o1(c>l-J(l?L¼ By: Name: Date: ( //e H.vb· i I /<f /tJoJ-f OSN Streaming Limited An exempted company incorporated in the Cayman Islands with incorporation number 404857 PO Box 309, Ugland House, Grand Cayman KYl-1104, Cayman Islands

Schedule

Working Capital Account receivable invoices transferred to Anghami

Melody / Working Capital Transfer at closing

Invoices assignment

COMPANYNAME	CUSTOMERNUMBER	CUSTOMERNAME	DOCUMENTDATE	DOCUMENTAMT USD	
02 : Gulf DTH FZ-LLC	OTT00038	Mobizone FZ - LLC	18-Mar-24	1,260,000.00	
68 : Gulf DTH FZ LLC Oman	OTT00003	Oman Telecommunications Company S.A.O.G	22-Feb-24	31,502.00	
68 : Gulf DTH FZ LLC Oman	OTT00003	Oman Telecommunications Company S.A.O.G	28-Dec-23	30,727.75	
68 : Gulf DTH FZ LLC Oman	OTT00003	Oman Telecommunications Company S.A.O.G	28-Dec-23	30,409.49	
68 : Gulf DTH FZ LLC Oman	OTT00003	Oman Telecommunications Company S.A.O.G	20-Nov-23	29,317.01	
68 : Gulf DTH FZ LLC Oman	OTT00003	Oman Telecommunications Company S.A.O.G	12-Oct-23	27,934.75	
68 : Gulf DTH FZ LLC Oman	OTT00003	Oman Telecommunications Company S.A.O.G	12-Oct-23	25,901.74	
68 : Gulf DTH FZ LLC Oman	OTT00003	Oman Telecommunications Company S.A.O.G	22-Sep-23	23,711.99	
Subtotal Telcos				1,459,504.73	
Itunes February		To be novated; Expected Amount		915,889.18	Expected Amount
Itunes March		To be novated; Expected Amount		862,672.85	Expected Amount
Subtotal iTunes				1,778,562.03	
Google Play		To be novated; Expected Amount		132,823.34	Expected Amount
Subtotal Google Play				132,823.34	
Apple Pay		To be novated; Expected Amount		15,387.77	Expected Amount
Credit Card		To be novated; Expected Amount		126,159.17	Expected Amount
Fawry		To be novated; Expected Amount		865.82	Expected Amount
Knet		To be novated; Expected Amount		857.46	Expected Amount
Subtotal Credit Card				143,270.22	
Grand Total - Transfer Working Capital				**3,514,160.32**	

OSN Streaming Limited
An exempted company incorporated in the Cayman Islands with incorporation number 404857
PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands